PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.63 PER SHARE FOR THE THIRD QUARTER

HUNT VALLEY, MARYLAND – October 31, 2013 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results of operations for the three- and nine-month period ended September 30, 2013.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three-month period ended September 30, 2013 of $70.3 million or $0.59 per common share.  The $70.3 million of FFO available to common stockholders for the third quarter of 2013 includes a $2.3 million provision for uncollectible straight-line accounts receivable and $1.5 million of non-cash stock-based compensation expense.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Normalized or Adjusted FFO was $0.63 per common share for the three-month period ended September 30, 2013.  FFO and Adjusted FFO are non-GAAP financial measures.  Normalized or Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash items and certain items of revenue or expense, including, but not limited to: acquisitions costs, refinancing interest expenses, provisions for uncollectible accounts receivable and stock-based compensation expense.  For more information regarding FFO and Adjusted FFO, see the “Third Quarter 2013 Results – Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended September 30, 2013, the Company reported net income available to common stockholders of $38.1 million, or $0.32 per diluted common share, on operating revenues of $103.3 million.  This compares to net income available to common stockholders of $30.1 million, or $0.27 per diluted common share, on operating revenues of $87.1 million, for the same period in 2012.

For the nine-month period ended September 30, 2013, the Company reported net income available to common stockholders of $125.3 million, or $1.08 per diluted common share, on operating revenues of $307.6 million.  This compares to net income available to common stockholders of $86.8 million, or $0.81 per diluted common share, on operating revenues of $255.4 million, for the same period in 2012.

The year-to-date increase in net income was primarily due to (i) additional operating revenue associated with approximately $515 million of new investments made since July of 2012 and (ii) an $11.1 million interest refinancing adjustment (gain) recorded in the second quarter of 2013.  These increases to net income were partially offset by (i) increased expenses associated with the new investments, including: (a) $13.7 million in increased depreciation expense and (b) $4.1 million in increased interest expense and (ii) $5.4 million in interest refinancing costs relating to 2012 refinancing activities.

THIRD QUARTER 2013 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In October 2013, the Company completed $33 million of new investments.
•	In October 2013, the Company increased its quarterly common stock dividend to $0.48 per share.
•	In October 2013, the Company completed an underwritten public offering of 2.875 million shares of its common stock, generating net cash proceeds of approximately $84.5 million.
•	In Q3 2013, the Company announced it committed to enter into a $525 million sale/leaseback transaction.
•	In Q3 2013, the Company completed $6.8 million of capital renovation projects.
•	In July 2013, the Company increased its quarterly common stock dividend to $0.47 per share.

THIRD QUARTER 2013 RESULTS

Operating Revenues and Expenses – Operating revenues for the three-month period ended September 30, 2013 were $103.3 million.  Operating expenses for the three-month period ended September 30, 2013 totaled $40.0 million and were comprised of $32.2 million of depreciation and amortization expense, $4.0 million of general and administrative expense, a $2.3 million provision for uncollectible straight-line accounts receivable and $1.5 million of stock-based compensation.

Other Income and Expense – Other income and expense for the three-month period ended September 30, 2013 was a net expense of $25.2 million, which was comprised of $24.5 million of interest expense and $0.7 million of amortized deferred financing costs.

Funds From Operations – For the three-month period ended September 30, 2013, reportable FFO available to common stockholders was $70.3 million, or $0.59 per common share on 118 million weighted-average common shares outstanding, compared to $56.7 million, or $0.52 per common share on 110 million weighted-average common shares outstanding, for the same period in 2012.

The $70.3 million of FFO for the three-month period ended September 30, 2013 includes the impact of $2.3 million in provision for uncollectible straight-line accounts receivable and $1.5 million of stock-based compensation expense.

The $56.7 million of FFO for the three-month period ended September 30, 2012 includes the impact of $1.5 million of stock-based compensation expense and $0.5 million of expense associated with acquisitions.

Adjusted FFO was $74.2 million, or $0.63 per common share, for the three months ended September 30, 2013, compared to $58.7 million, or $0.54 per common share, for the same period in 2012.  The Company had 8.8 million additional weighted-average shares outstanding for the three months ended September 30, 2013 compared to the same period in 2012.  For further information see “Funds From Operations” below.

FINANCING ACTIVITIES

2.875 Million Common Stock Offering – On October 5, 2013, the Company completed an underwritten public offering of 2.875 million shares of its common stock at $30.00 per share before underwriting discounts and expenses.  The Company’s total net proceeds from the offering were approximately $84.5 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – During the nine-month period ended September 30, 2013, the Company sold the following shares of its common stock under its Equity Shelf Programs and its Dividend Reinvestment and Common Stock Purchase Plan:

Equity Shelf (At-The-Market) Program for 2013
(in thousands, except price per share)

	Q1	Q2	Q3	Year
	Total	Total	Total	To Date

Number of shares	2,440	839	2,149	5,428
Average price per share	$28.95	$35.74	$29.42	$30.19
Gross proceeds	$70,643	$29,999	$63,221	$163,863

Dividend Reinvestment and Common Stock Purchase Program for 2013
(in thousands, except price per share)

	Q1	Q2	Q3	Year
	Total	Total	Total	To Date

Number of shares	1,315	147	215	1,677
Average price per share	$27.63	$35.89	$29.03	$28.53
Gross proceeds	$36,343	$5,280	$6,242	$47,865

2013 PORTFOLIO AND RECENT DEVELOPMENTS

$33 Million of New Investments in October 2013 – In October 2013, the Company completed two separate acquisitions with two existing operators totaling $33 million.  The acquisitions consisted of 1 assisted living facility in Florida totaling 97 beds and 4 SNFs located in Indiana totaling 384 beds.  These facilities were added to existing master leases.

Commitment to Enter into a $525 Million Sale/Leaseback Transaction – On September 13, 2013, a wholly owned subsidiary of the Company committed to enter into a $525 million sale/leaseback transaction in connection with the proposed acquisition of Ark Holding Company, Inc. (“Ark Holding”) by 4 West Holdings, Inc.  In connection with the closing of the proposed acquisition, a subsidiary of the Company will acquire title to 56 facilities currently operated by Ark Holding and lease them back to Ark Holding pursuant to a 50-year lease, with rental payments yielding 10.7% per annum over the term of the lease. The sale/leaseback transaction will be accounted for as a capital lease for accounting purposes and, consistent with that treatment, the tenant will have the right to purchase the facilities for a nominal price plus closing costs at the end of the lease.  In addition, commencing in the 41st year of the lease, the tenant will have the right to prepay the remainder of its obligations thereunder for an amount equal to the sum of unamortized portion of the original $525 million investment by the Company, the net present value of the remaining payments under the lease, and closing costs.  In the event the tenant exercises either of these options, the Company would have the right to purchase the properties for fair market value at the time.  The sale/leaseback transaction is subject to the satisfaction of all the conditions to the closing of the proposed acquisition of Ark Holding, including obtaining certain consents and licenses, the absence of any event having a material adverse effect on Ark Holding since the date of the agreement, and the issuance of title insurance on the properties.  In September 2013, the Company funded a $15.0 million deposit related to this potential transaction which is included in other assets as of September 30, 2013.

Transition of 11 Arkansas Facilities to a New Operator – On August 30, 2013, the Company transitioned 11 Arkansas skilled nursing facilities (“SNFs”) that were leased to Advocat, Inc. to a new unrelated third party operator.  The 11 facilities represent 1,084 operating beds.  The Company amended its Advocat, master lease to reflect the transition of the 11 facilities to the new operator and recorded a $2.3 million provision for uncollectible straight-line accounts receivable.  Simultaneous with the Advocat master lease amendment, the Company entered into a master lease with a new third party operator.  The new master lease expires on August 30, 2023 and includes fixed annual rent escalators.

$6.8 Million of Capital Renovation Projects in Q3 2013 – For the three-month period ending September 30, 2013, the Company invested approximately $6.8 million under its capital renovation programs.

DIVIDENDS

On October 15, 2013, the Company’s Board of Directors announced a common stock dividend of $0.48 per share, increasing the quarterly common dividend by $0.01 per share over the prior quarter, to be paid November 15, 2013 to common stockholders of record on October 31, 2013.

2013 ADJUSTED FFO AND ADJUSTED FAD GUIDANCE CONFIRMED

The Company affirmed its 2013 Adjusted FFO available to common stockholders to be between $2.48 and $2.51 per diluted share and its 2013 Adjusted Funds Available For Distribution (“FAD”) available to common stockholders to be between $2.23 and $2.26 per diluted share.

The Company's Adjusted FFO and Adjusted FAD guidance for 2013 includes previously announced new investments (including capital renovation projects); however, it excludes the impact of gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, interest refinancing expense, capital transactions and stock-based compensation expense.  A reconciliation of the Adjusted FFO and FAD guidance to the Company's projected GAAP earnings is provided on schedules attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO and FAD guidance, but it is not obligated to do so.

The Company's Adjusted FFO and FAD guidance is based on a number of assumptions, which are subject to change and many of which are outside the Company’s control.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the timing and completion of acquisitions, divestitures, capital and financing transactions, and variations in restricted stock amortization expense may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, November 1, 2013, at 10 a.m. Eastern to review the Company’s 2013 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (888) 317-6016.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants can use the dial-in number (412) 317-6016.  Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2013 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At September 30, 2013, the Company owned or held mortgages on 477 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 55,066 licensed beds (52,881 available beds) located in 33 states and operated by 48 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2013 Adjusted FFO and Adjusted FAD Guidance Confirmed.”  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of the Company’s operators; (iv) the ability of any of the Company’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in the Company’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$3,060,188	$3,038,553
Less accumulated depreciation	(675,685)	(580,373)
Real estate properties – net	2,384,503	2,458,180
Mortgage notes receivable – net	241,490	238,621
	2,625,993	2,696,801
Other investments – net	75,421	47,339
	2,701,414	2,744,140
Assets held for sale – net	1,020	1,020
Total investments	2,702,434	2,745,160

Cash and cash equivalents	67,757	1,711
Restricted cash	28,781	36,660
Accounts receivable – net	142,426	125,180
Other assets	73,380	73,294
Total assets	$3,014,778	$2,982,005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$—	$158,000
Term loan	200,000	100,000
Secured borrowings	300,034	366,538
Unsecured borrowings – net	1,200,013	1,200,394
Accrued expenses and other liabilities	124,733	145,744
Total liabilities	1,824,780	1,970,676

Stockholders’ equity:
Common stock $.10 par value authorized – 200,000 shares issued and outstanding 119,518 shares as of September 30, 2013 and 112,393 as of December 31, 2012	11,952	11,239
Common stock – additional paid-in capital	1,876,609	1,664,855
Cumulative net earnings	879,443	754,128
Cumulative dividends paid	(1,578,006)	(1,418,893)
Total stockholders’ equity	1,189,998	1,011,329
Total liabilities and stockholders’ equity	$3,014,778	$2,982,005

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
Rental income	$93,837	$78,170	$280,015	$229,373
Mortgage interest income	7,289	7,677	22,070	22,417
Other investment income – net	2,175	1,238	5,341	3,533
Miscellaneous	-	23	151	125
Total operating revenues	103,301	87,108	307,577	255,448

Expenses
Depreciation and amortization	32,202	28,305	96,386	82,651
General and administrative	3,953	3,688	11,709	11,197
Stock-based compensation expense	1,509	1,485	4,433	4,456
Acquisition costs	(9)	483	134	686
Impairment loss on real estate properties	-	-	-	272
Provisions for uncollectible mortgages, notes and accounts receivable	2,321	-	2,386	-
Total operating expenses	39,976	33,961	115,048	99,262

Income before other income and expense	63,325	53,147	192,529	156,186
Other income (expense)
Interest income	3	6	20	22
Interest expense	(24,492)	(24,050)	(75,116)	(71,026)
Interest – amortization of deferred financing costs	(699)	(673)	(2,079)	(1,970)
Interest – refinancing gain (costs)	-	-	11,112	(5,410)
Total other expense	(25,188)	(24,717)	(66,063)	(78,384)

Income before gain (loss) on assets sold	38,137	28,430	126,466	77,802
Gain (loss) on assets sold – net	-	1,689	(1,151)	8,973
Net income available to common stockholders	$38,137	$30,119	$125,315	$86,775

Income per common share available to common shareholders:
Basic:
Net income	$0.32	$0.28	$1.08	$0.82
Diluted:
Net income	$0.32	$0.27	$1.08	$0.81

Dividends declared and paid per common share	$0.47	$0.42	$1.38	$1.25

Weighted-average shares outstanding, basic	117,600	109,135	115,527	106,202
Weighted-average shares outstanding, diluted	118,462	109,667	116,335	106,570

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net income available to common stockholders	$38,137	$30,119	$125,315	$86,775
(Deduct gain)/add back loss from real estate dispositions	—	(1,689)	1,151	(8,973)
Sub – total	38,137	28,430	126,466	77,802
Elimination of non-cash items included in net income:
Depreciation and amortization	32,202	28,305	96,386	82,651
Add back non-cash provision for impairments on real estate properties	—	—	—	272
Funds from operations available to common stockholders	$70,339	$56,735	$222,852	$160,725

Weighted-average common shares outstanding, basic	117,600	109,135	115,527	106,202
Restricted stock and PRSUs	823	511	774	350
Deferred stock	39	21	34	18
Weighted-average common shares outstanding, diluted	118,462	109,667	116,335	106,570

Funds from operations per share available to common stockholders	$0.59	$0.52	$1.92	$1.51

Adjusted funds from operations:
Funds from operations available to common stockholders	$70,339	$56,735	$222,852	$160,725
Add back non-cash provision for uncollectible accounts receivable	2,321	—	2,386	—
(Deduct)/add back interest refinancing expense	—	—	(11,112)	5,410
(Deduct)/add back acquisition costs	(9)	483	134	686
Add back non-cash stock-based compensation expense	1,509	1,485	4,433	4,456
Adjusted funds from operations available to common stockholders	$74,160	$58,703	$218,693	$171,277

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified above.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company’s computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its 2013 Adjusted FFO available to common stockholders to be between $2.48 and $2.51 per diluted share.  The Company also expects its 2013 Adjusted FAD available to common stockholders to be between $2.23 and $2.26 per diluted share.  The following table presents a reconciliation of our guidance regarding 2013 FFO and Adjusted FFO and FAD and Adjusted FAD to net income available to common stockholders:

	2013 Projected Adjusted FFO and FAD
Per diluted share:
Net income available to common stockholders	$1.46	−	$1.48
Add back loss from real estate dispositions	0.01	−	0.01
Sub total	1.47		1.49
Elimination of non-cash items included in net income:
Depreciation and amortization	1.04	−	1.05
Provision for impairment on real estate assets	0.00	−	0.00
Funds from operations available to common stockholders	$2.51	−	$2.54

Adjustments:
Acquisition costs	0.00	−	0.00
Provision for uncollectible accounts receivable	0.02	−	0.02
Interest expense – refinancing costs	(0.10)	−	(0.10)
Stock-based compensation expense	0.05	−	0.05
Adjusted funds from operations available to common stockholders	$2.48	−	$2.51

Adjustments:
Non-cash interest expense	0.01	−	0.01
Non-cash revenue	(0.26)	−	(0.26)
Funds available for distributions	$2.23	−	$2.26

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ended September 30, 2013:

	As of September 30, 2013
Balance Sheet Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment
Real Property(1)	444	49,185	$3,078,003	93%
Loans Receivable	33	3,696	241,490	7%
Total Investments	477	52,881	$3,319,493	100%

Investment Data	# of Properties	# of Operating Beds	Investment ($000’s)	% Investment	Investment per Bed
Skilled Nursing Facilities (1)	450	51,264	$3,164,938	95%	$62
Assisted Living Facilities	16	1,074	91,504	3%	85
Specialty Hospitals and Other	11	543	63,051	2%	116
	477	52,881	$3,319,493	100%	$63

Note: table above excludes two facilities classified as held-for-sale and one closed facility. (1) Includes a $19.2 million lease inducement.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
Rental Property (1)	$93,837	91%	$280,015	91%
Mortgage Notes	7,289	7%	22,070	7%
Other Investment Income	2,175	2%	5,341	2%
	$103,301	100%	$307,426	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
Skilled Nursing Facilities (1)	$96,704	94%	$288,807	94%
Assisted Living Facilities	2,415	2%	7,250	2%
Specialty Hospitals	2,007	2%	6,028	2%
Other	2,175	2%	5,341	2%
	$103,301	100%	$307,426	100%

(1) 3rd quarter revenue includes $0.9 million reduction for lease inducement and $2.8 million year-to-date.

Operator Concentration by Investment ($000's)	As of September 30, 2013
	# of Properties	Investment	% Investment
Genesis Healthcare	52	$350,489	11%
CommuniCare Health Services, Inc.	36	344,515	10%
Health & Hospital Corporation	40	279,490	8%
Airamid Health Management	37	255,125	8%
Signature Holdings II, LLC	32	236,772	7%
S&F Management Company, LLC	14	212,373	6%
Gulf Coast Master Tenant I, LLC	17	149,054	5%
Guardian LTC Management Inc. (1)	23	145,171	4%
Affiliates of Capital Funding Group, Inc..	17	129,697	4%
Consulate Health Care.	17	117,654	4%
Remaining 38 Operators	192	1,099,153	33%
	477	$3,319,493	100%

Note: table above excludes two facilities classified as held-for-sale and one closed facility. (1) Investment amount includes a $19.2 million lease inducement.

Concentration by State	# of Properties	Investment	% Investment
Florida	85	$609,517	18%
Ohio	50	372,309	11%
Indiana	50	318,585	10%
California	22	187,032	6%
Pennsylvania	25	180,858	5%
Maryland	16	174,077	5%
Texas	31	171,576	5%
Michigan	21	154,872	5%
Arkansas	23	125,912	4%
Tennessee	16	118,922	4%
Arizona	10	98,014	3%
West Virginia (1)	11	94,996	3%
Colorado	12	79,659	2%
Kentucky	15	67,502	2%
North Carolina	10	59,296	2%
Massachusetts	8	57,347	2%
Remaining 17 States	72	449,019	13%
	477	$3,319,493	100%
Note: table above excludes two facilities classified as held-for-sale and one closed facility. (1) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)	As of September 30, 2013
Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
	2013	268	550	818	0.2%
	2014	-	-	-	0.0%
	2015	3,237	-	3,237	0.9%
	2016	29,446	-	29,446	7.9%
	2017	7,525	-	7,525	2.0%

(1) Based on 2013 contractual rents and interest (without giving effect to annual escalators).

The following tables present operator revenue mix, census and coverage data based on information provided by our operators:

Operator Revenue Mix	% Revenue Mix
	Medicaid	Medicare / Insurance	Private / Other

Three-months ended June 30, 2013	53.2%	38.8%	8.0%
Three-months ended March 31, 2013	51.9%	40.2%	7.9%
Three-months ended December 31, 2012	53.2%	38.0%	8.8%
Three-months ended September 30, 2012	53.3%	38.3%	8.4%
Three-months ended June 30, 2012	52.6%	39.1%	8.3%

Operator Census and Coverage		Coverage Data
	Census (1)	Before Management Fees		After Management Fees

Twelve-months ended June 30, 2013	83.8%	1.9	x	1.5	x
Twelve-months ended March 31, 2013	83.9%	2.0	x	1.5	x
Twelve-months ended December 31, 2012	83.4%	2.0	x	1.5	x
Twelve-months ended September 30, 2012	83.6%	2.0	x	1.5	x
Twelve-months ended June 30, 2012	83.7%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule as of September 30, 2013:

Debt Maturities ($000’s)	Secured Debt	Unsecured Debt
Year	HUD Mortgages (1)	Line of Credit (2)(3)	Senior Notes (4)	Sub Notes (5)	Total Debt
2013	$-	$-	$-	$-	$-
2014	-	-	-	-	-
2015	-	-	-	-	-
2016	-	500,000	-	-	500,000
2017	-	200,000	-	-	200,000
Thereafter	281,648	-	1,175,000	20,000	1,476,648
	$281,648	$700,000	$1,175,000	$20,000	$2,176,648

(1) Excludes $18.4 million of fair market valuation (adjustments).
(2) Reflected at 100% borrowing capacity.
(3) Comprised of a $500 million revolver due 2016 and a $200 million term loan due 2017.
(4) Excludes net premium of $4.1 million.
(5) Excludes $0.9 million of fair market valuation (adjustments).

The following table presents investment activity for the three- and nine-month period ended September 30, 2013:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
Funding by Investment Type:	$ Amount	%	$ Amount	%

Real Property	$-	0%	$-	0%
Mortgages	358	5%	3,228	6%
Other	6,425	95%	48,674	94%
Total	$6,783	100%	$51,902	100%